Exhibit 10.9

EXECUTION VERSION

FIRST AMENDMENT TO THE STOCKHOLDERS’ AGREEMENT
This First Amendment (this “Amendment”) to the Stockholders’ Agreement is entered into as of February 12, 2016, by and among TransUnion (successor to TransUnion Holding Company, Inc.), a Delaware corporation (“Parent”), the Advent Investor and the GS Investors (collectively, the “Sponsor Investors”), and constitutes an amendment to the Stockholders’ Agreement (the “Agreement”), dated as of April 30, 2012, among (i) Parent, (ii) the Stockholders and (iii) the Sponsor Investors. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
WHEREAS, Section 7.6(a) of the Agreement permits Parent and the Sponsor Investors to amend the Agreement without Stockholder approval if the amendment does not adversely affect the rights and obligations of the Stockholders; and
WHEREAS, Parent and the Sponsor Investors desire to amend the Agreement as set forth in this Amendment to (i) provide additional liquidity opportunities to Stockholders; (ii) enable Stockholders to facilitate a Cashless Exercise (as defined below); and (iii) establish a date certain for the termination of the Agreement.
NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree and hereby amend the Agreement as follows:
1.Section 1.1. The following definition is hereby added to Section 1.1 of the Agreement between the definitions of “Agreement” and “Award”:
““Available Shares” means, with respect to any Stockholder at any time, a number of Share Equivalents equal to the greater of (a) such number of Share Equivalents the Transfer of which would, immediately following such Transfer, result in such Stockholder having a Relative Ownership Percentage equal to the aggregate Relative Ownership Percentage of the Sponsor Investors at such time and (b) the Cumulative Transfer Amount.”
3.    Section 1.1.    The following definition is added to Section 1.1 of the Agreement between the definitions of “Call Shares Price” and “Cause”;
““Cashless Exercise” means Shares used as a method of payment for the exercise price of an Option or any tax obligation relating to the vesting or exercise of any Award, as elected by the applicable Stockholder. In particular, Stockholders may elect to:

(a)
surrender or deliver Shares to Parent (including, without limitation, by Parent’s withholding Shares otherwise issuable upon the exercise or vesting of the Award) as permitted by the terms of the applicable Award; and/or

(b)
place a market sell order with a broker with respect to Shares then issuable upon exercise of an Option, whereby the broker has been directed to sell only such number of Shares from the exercise of such Option sufficient to generate the net proceeds required to pay to Parent the amount needed for the exercise price of such Option plus any tax withholding required by Parent in connection with such exercise.”

4.    Section 1.1. The following definitions are hereby added to Section 1.1 of the Agreement between the definitions of “Company” and “De Minimis Continuing Investor”:

Exhibit 10.9

““Company Entities” means Parent and each of its Subsidiaries.
“Cumulative Transfer Amount” means, with respect to any Stockholder at any time, a number of Share Equivalents equal to (i) (A) such Stockholder’s Cumulative Transfer Percentage at such time multiplied by (B) the sum of (1) such Stockholder’s Current Share Equivalents plus (2) the number of Share Equivalents such Stockholder has previously Transferred (which, for the avoidance of doubt, excludes Excluded Shares) following the IPO minus (ii) the number of Share Equivalents such Stockholder has previously Transferred (which, for the avoidance of doubt, excludes Excluded Shares) following the IPO.
“Cumulative Transfer Percentage” means, with respect to all Stockholders unless otherwise agreed by Parent and the Sponsor Investors with respect to a Stockholder, (i) 25.00% for calendar year 2016; (ii) 37.50% for calendar year 2017; and (iii) 50.00% for calendar year 2018.
“Current Share Equivalents” means, with respect to a Stockholder as of a specific time, (a) the total number of Share Equivalents owned by such Stockholder at such time plus (b) the total number of Shares used by such Stockholder for any Cashless Exercise through such time minus (c) the total number of Excluded Shares owned by such Stockholder at such time.”
1.Section 1.1. The definition of “Determination Time” in Section 1.1 of the Agreement is hereby deleted in its entirety.
2.Section 1.1. The following definition is hereby added to Section 1.1 of the Agreement between the definitions of “De Minimis Continuing Investor” and “Dispute”:
““Disability” shall have the meaning set forth in the employer’s existing long-term disability insurance plan or, if at the relevant time there is no such insurance plan in place with respect to the Company Entities, at such time that he or she is unable to perform his or her material job duties for Parent or any of its Affiliates by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by a physician selected by Parent.”
3.Section 1.1. The following definition is hereby added to Section 1.1 of the Agreement between definitions of “Exchange Act” and “Fair Market Value”:
““Excluded Shares” means (a) Shares (whether vested or unvested) that have been issued or may be issued pursuant to any equity award plan adopted by any Company Entity in connection with or following the IPO, and (b) any Shares acquired on the open market (i.e., through a broker transaction) in connection with or following the IPO (including, for the avoidance of doubt, pursuant to the direct share purchase program put in place in connection with the IPO).”
4.Section 1.1.    “Relative Ownership Percentage” in Section 1.1 of the Agreement is hereby amended and restated to read in its entirety as follows:
““Relative Ownership Percentage” means:
(a) with respect to Share Equivalents owned by a Stockholder at any time, a fraction (expressed as a percentage), (i) the numerator of which is the number of Current Share Equivalents, and (ii) the denominator of which is the number of Share Equivalents owned by such Stockholder immediately prior to the IPO (plus the number of Share Equivalents included in the number of Current Share Equivalents at such time that were Restricted Securities immediately prior to the IPO), and
(b) with respect to Share Equivalents owned by a Sponsor Investor at any time, a fraction (expressed as a percentage), (i) the numerator of which is the aggregate number of Share Equivalents owned by

Exhibit 10.9

such Sponsor Investor at such time and (ii) the denominator of which is the aggregate number of Share Equivalents owned by such Sponsor Investor immediately prior to the IPO.”
1.Section 1.1. The definition of “Transfer” in Section 1.1 of the Agreement is hereby amended and restated to read in its entirety as follows:
““Transfer” means, with respect to any Share Equivalents, a direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Share Equivalents, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of Law; provided, that a Transfer shall not include (i) any direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of Share Equivalents as a result of any direct or indirect transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an interest in The Goldman Sachs Group, Inc. or Advent International Corporation, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of Law, (ii) any Cashless Exercise or (iii) any transfer (including through one or more transfers), sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of any Excluded Shares.”
14.    Section 3.1(b). Section 3.1(b) of the Agreement is hereby amended and restated to read in its entirety as follows:
“(b)    Subject to the other provisions of this Section 3.1 and applicable Law, following an IPO, any Stockholder may at any time Transfer any or all of its Share Equivalents without the consent of any Person; provided that (1) (x) with respect to each Stockholder, in addition to Transfers to Permitted Transferees pursuant to Section 3.2, prior to the earliest to occur of (i) the date on which the Relative Ownership Percentage of the Advent Investor and the aggregate Relative Ownership Percentage of GS Investors, in each case falls below 15%, (ii) the date on which the sum of the Relative Ownership Percentage of the GS Investors and the Advent Investor falls below 20%, (iii) the date of such Stockholder’s death or Disability and (iv) June 25, 2018, such Stockholder shall not Transfer more than its Available Shares; and (y) the parties agree that Excluded Shares shall not be subject to the restriction on Transfer set forth in clause (x) of this proviso; and (2) any such Transfers must also not violate whatever customary management stock ownership guidelines are adopted in connection with or after an IPO or the black-out or lock-up periods provided under Section 2.04 of the Registration Rights Agreement or set forth in any lock-up agreement entered into in connection with the IPO or any offering effected under the Registration Rights Agreement.”
15.    Termination of Key Individuals after IPO. The following Section 4.3 shall be added to the Agreement:
““Section 4.3.    Termination of Key Individuals after IPO. If a Key Individual’s employment with the Company Entities is involuntarily terminated by any Company Entity, or if a director of Parent is not elected by the shareholders of Parent at an election of directors at which such Person has been nominated to be elected, then this Agreement shall terminate with respect to such Key Individual on the Termination Date or the date of the shareholder meeting, as the case may be, so long as the Key Individual (a) has 20,000 or less Current Share Equivalents as of the Termination Date or the date of the shareholder meeting, as the case may be, and (b) was not terminated for Cause.”
16.    Section 7.8.    Section 7.8 of the Agreement is hereby amended and restated to read in its

Exhibit 10.9

entirety as follows:
““Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) a Change in Control; (ii) the dissolution or liquidation of Parent; (iii) the event set forth in Section 3.1(b)(1)(x)(i); (iv) the event set forth in Section 3.1(b)(1)(x)(ii); and (v) June 25, 2018. In addition, a Stockholder shall cease to be bound by, or benefit from, the terms hereof upon the earliest of (i) the termination of this Agreement with respect to such Stockholder pursuant to Section 4.3, (ii) the event set forth in Section 3.1(b)(1)(x)(iii) and (iii) the date of the IPO, if such Stockholder was no longer an employee or a director of any Company Entity as of immediately prior to the IPO. Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful breach of this Agreement.”
1. No Further Effect. Except as expressly set forth in this Amendment, this Amendment does not, by implication or otherwise, alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement.
2.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely within such State.
3.Miscellaneous. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
[Signature pages follow]

Exhibit 10.9

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

TRANSUNION
By:	/s/ MICHAEL J. FORDE
Name:Michael J. Forde
Title:Senior Vice President - Legal & Regulatory and Assistant Secretary

GS CAPITAL PARTNERS VI FUND, L.P.
By:	GSCP VI Advisors, L.L.C. its General Partner
By:	/s/ GIL KLEMANN
	Name:	Gil Klemann
	Title:	Vice President

GS CAPITAL PARTNERS VI PARALLEL, L.P.
By:	GS Advisors VI, L.L.C. its General Partner
By:	/s/ GIL KLEMANN
	Name:	Gil Klemann
	Title:	Vice President

SPARTANSHIELD HOLDINGS
By:	GS Capital Partners VI Offshore Fund, L.P., its General Partner By: GSCP VI Offshore Advisors, L.L.C., its General Partner
By:	/s/ GIL KLEMANN
	Name:	Gil Klemann
	Title:	Vice-President

Exhibit 10.9

ADVENT-TRANSUNION ACQUISITION LIMITED PARTNERSHIP
By:	Advent-TransUnion GP LLC, its general partner
By:	/s/ MICHAEL J. RISTAINO
Name:Michael J. Ristaino
Title:President